UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
December 26, 2012 (December 21, 2012)

 Active Power, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-30939	74-2961657
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2128 W. Braker Lane, BK12
Austin, Texas 78758
(Address of principal executive offices, including zip code)

(512) 836-6464
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03	Material Modification to Rights of Security Holders.

On December 21, 2012, Active Power, Inc. (the “Company”) filed with the Secretary of State of the State of Delaware a Certificate of Amendment of the Company’s Restated Certificate of Incorporation (the “Certificate of Amendment”) to effect a reverse stock split of the Company’s outstanding Common Stock at a reverse split ratio of five-for-one (the “Reverse Stock Split”), reduce the total number of shares of Common Stock that the Company is authorized to issue to 30,000,000, and reduce the total number of shares of Preferred Stock that the Company is authorized to issue to 2,000,000. The par value per share of the common stock before and after the split is $0.001.  A copy of the Certificate of Amendment is attached as Exhibit 3.1 hereto and incorporated herein by reference.

The Reverse Stock Split became effective as of 5:00 a.m. EST on December 21, 2012.

Under the terms of the Company’s equity plans,, a proportionate adjustment was made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options to purchase shares of the Company’s common stock, the number of shares issuable upon the vesting of outstanding restricted stock units and the number of shares reserved for issuance pursuant to such plans.

No scrip or fractional shares will be issued as a result of the Reverse Stock Split.  Instead, the Company will pay, in cash, the value of any fractional share interest arising from the Reverse Stock Split.

The new CUSIP number for the Company’s common stock following the reverse stock split is 00504W 308.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

3.1	Certificate of Amendment to Restated Certificate of Incorporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 27, 2012		ACTIVE POWER, INC.

	By:	/s/ J. Douglas Milner,
J. Douglas Milner,
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Amendment to Restated Certificate of Incorporation